EXHIBIT 10.9

AA-EC-09-103
AGREEMENT BY AND BETWEEN
T Bank, N.A.
Dallas, TX
and
The Comptroller of the Currency

Whereas, T Bank, N.A., Dallas, TX (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the Bank, depositors of the Bank, and consumers, and, toward that end, wish the Bank to operate in a safe and sound manner and in accordance with all applicable laws, rules and regulations, and

Whereas, the Bank maintained account relationships with Giact Systems, Inc. (“Giact”), a third party payment processor for certain telemarketers and internet merchants that also had accounts at the Bank (collectively “the merchants”); and

Whereas, the Comptroller has examined the Bank through his National Bank Examiner and has found unfair practices in connection with the Bank’s account relationships with Giact and the merchants, as well as unsafe or unsound banking practices at the Bank relating to asset quality, liquidity management, and earnings, and

Whereas, the Bank and the Comptroller wish to remediate possible harm suffered by consumers as a result of the activities of Giact and the merchants, and

Whereas, in consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)          This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)          This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)          This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4)          This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)          All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller
Dallas Field Office
17300 Dallas Parkway, Suite 2020
Dallas, TX 75248

Article II

COMPLIANCE COMMITTEE

(1)          Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, who may also be members of the Consent Cease and Desist Order Committee currently in existence, and none of whom shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1), or a family member of such person).  Upon appointment, the names of the members of the Compliance Committee, and in the event of a change of the membership, the name of any new member, shall be submitted in writing to the Assistant Deputy Comptroller for supervisory nonobjection.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2)          The Compliance Committee shall meet at least monthly.

(3)          Within thirty (30) days of the appointment of the Compliance Committee and within 30 days of the end of each calendar quarter thereafter, the Compliance Committee shall submit a written progress report to the Board, setting forth in detail:

(a)	actions taken since the prior report (if any) to comply with each Article of this Agreement;

(b)	the results of those actions; and

(c)	a description of the actions needed and the anticipated time frame to achieve full compliance with each Article of this Agreement.

(4)          Within ten (10) days of the receipt of the Compliance Committee’s initial report and within ten (10) days of the receipt of the Compliance Committee’s report thereafter, the Board shall submit progress reports to the Assistant Deputy Comptroller. These reports shall include the Compliance Committee’s report to the Board for the applicable quarter with any additional comments by the Board.

(5)          The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Agreement, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Agreement.

Article III

CONSUMER RESTITUTION

(1)          Within fifteen (15) days, the Bank shall deposit five million one hundred thousand dollars ($5,100,000) into a segregated deposit account at the Bank (“Restitution Account”), which represents an estimate of the restitution required by this Article.  Additional amounts shall be deposited into the Restitution Account if necessary to fully comply with this Article.

(2)          Funds deposited into the Restitution Account pursuant to Paragraph (1) of this Article shall be used to make direct restitution payments by issuing checks to each “Eligible Consumer,” as defined in Paragraph (3) of this Article.

(3)          “Eligible Consumer,” for purposes of this Agreement, is defined as any individual or entity that:

(a)
had funds withdrawn from their account and deposited into an account at the Bank via a remotely created check (“RCC”), demand draft, or similar instrument generated by Giact on behalf of any of the following merchants between September 1, 2006 and August 31, 2007:

(i)           Action Results Marketing LLC;

(ii)          Enterprise Technology Group, Inc. dba AmeriTrust Financial;

(iii)         GA Financial LLC dba Platinum Advantage;

(iv)         Low Pay, Inc.

(v)         Reliant Holdings, Inc. dba Horizon Card Services;

(vi)        V2 & Sons dba Intergoldcard.com;

(vii)       C1L LLC dba Credit One Law;

(viii)      EZO LLC dba SaveYourCreditRating;

(ix)         My Clean Start, Inc.;

(x)          Global USI Communications Services dba USI Services, Inc.;

(xi)         RSLN Financial dba BenUSA and dba Club America Fulfillment;

(xii)        TravelVouchers.org LLC; and

(xiii)       Market Power Marketing Solutions LLC dba VS_MC Card Services; and

(b)	the funds withdrawn from the individual or entity’s account have not already been repaid to the individual or entity by the Bank, Giact, the merchant, or the Federal Trade Commission (“FTC”).

(4)          Restitution shall be in an amount that will fully reimburse each Eligible Consumer the amount of funds withdrawn from their account.

(5)          Within fifteen (15) days, the Board shall engage the services of an independent consultant experienced with consumer restitution to assist the Bank in developing and implementing a restitution plan as required by Paragraph (6) of this Article.  Prior to finalizing the engagement, the Bank shall submit the name and qualifications of the independent consultant to the Assistant Deputy Comptroller for prior supervisory review and non-objection.

(6)          Within sixty (60) days, the Board shall develop a restitution plan for carrying out the restitution required by this Article and submit it to the Assistant Deputy Comptroller for prior determination of supervisory non-objection.  The restitution plan shall include, but not be limited to, the following:

(a)           a description of the methods to be used, and the time necessary to:

i.	compile a list of the names and amounts owed to each Eligible Consumer; and

ii.	reasonably verify each eligible consumer’s current address.

(b)
a description of the procedures for issuance and tracking of restitution checks mailed to, and negotiated by, Eligible Consumers, including procedures for publicizing the restitution program and providing additional information to consumers receiving restitution checks, and procedures for handling undeliverable and non-negotiated checks.

(c)
a description of the process by which the Bank will submit documentation to the Assistant Deputy Comptroller substantiating the Bank’s restitution efforts and for obtaining the Assistant Deputy Comptroller’s concurrence in writing that the restitution obligations are fully satisfied.

(d)
a description of the Bank’s plans and anticipated time frame for making restitution to Eligible Consumers who had funds withdrawn from their account by Low Pay, Inc., taking into consideration the FTC action against Low Pay Inc., et. al., (see FTC v. Low Pay, Inc., No. 09-1265, D. Or. Filed Oct. 28, 2009).

(7)          Upon receipt of a determination of supervisory non-objection by the Assistant Deputy Comptroller to the restitution plan submitted pursuant to Paragraph (6) of this Article, the Bank shall adopt, implement and adhere to the restitution plan.  Any proposed changes to or deviations from the approved restitution plan shall be submitted in writing to the Assistant Deputy Comptroller for prior supervisory review and non-objection.

(8)          The Bank shall be responsible for all expenses associated with the requirements of this Article.

(9)          Funds in the Restitution Account remain property of the Bank unless and until restitution checks drawn on the account are negotiated by such consumers.

Article IV

RELATIONSHIPS WITH PAYMENT PROCESSORS

(1)          The Bank has represented that it no longer has any banking relationships with any Covered Payment Processors, as defined in Paragraph (5) of this Article.

(2)          Prior to entering into a banking relationship with any Covered Payment Processor, as defined in Paragraph (5) of this Article, the Bank shall develop policies, procedures, and standards for payment processor relationships that ensure compliance with safe and sound banking practices, and all applicable laws, regulations, and rules, including the FTC Act.  Prior to adoption, the policies, procedures, and standards developed pursuant to this paragraph shall be forward to the Assistant Deputy Comptroller for review and written determination of supervisory non-objection.  Upon receipt of the Assistant Deputy Comptroller’s written determination of supervisory non- objection, the Bank shall immediately implement and thereafter ensure adherence to these policies, procedures, and standards.

(3)          The Bank shall not enter into a banking relationship with any Covered Payment Processor, as defined in Paragraph (5) of this Article, without obtaining a prior determination of supervisory non-objection from the Assistant Deputy Comptroller.

(4)          “RCC,” for the purposes of this Agreement, is a remotely created check as defined in Regulation CC, 12 C.F.R. 229.2(fff), which is a check that is not created by the paying bank and that does not bear a signature applied by the person on whose account the check is drawn.

(5) “Covered Payment Processor,” for the purposes of this Agreement is defined as:

(a)
a merchant that deposits RCCs and specializes primarily or exclusively in the direct marketing of services or products to end-user consumers whereby a sales person uses the telephone, internet, or direct mail to solicit prospective customers and contacts are typically unsolicited by the consumer;

(b)
a third payment processor that regularly deposits RCCs on behalf of any merchant that specializes primarily or exclusively in the direct marketing of services or products to end-user consumers whereby a sales person uses the telephone, internet, or direct mail to solicit prospective customers and contacts are typically unsolicited by the consumer; and

(c)	an originator or merchant that:

(i)            has a monthly average RCC return rate in excess of 2.5%; or

(ii)           has a monthly average of unauthorized ACH return rate in excess of 1%; or

(d)	a payment processor that regularly processes payments on behalf of any entity described in paragraph (4)(c).

Article V

CAPITAL MAINTENANCE PROGRAM AND STRATEGIC CAPITAL PLANNING

(1)          Within ninety (90) days of the earlier of: (A) obtaining the Assistant Deputy Comptroller’s written concurrence that restitution has been completed, or (B) the Bank’s receipt of written notice from the OCC that the Bank’s capital is materially deficient, the Bank shall achieve and thereafter maintain the following capital levels (as defined in 12 C.F.R. Part 3)1:

1The requirement in this Agreement to meet and maintain a specific capital level means that the Bank cannot be “well-capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

(a)	Total Risk Based capital at least equal to eleven and one-half percent (11.5%) of risk-weighted assets; and

(b)	Tier 1 leverage capital at least equal to nine (9%) of adjusted total assets.[2]

(2)          Within sixty (60) days, the Board shall forward to the Assistant Deputy Comptroller for review and written determination of supervisory non-objection, a written Capital Plan for the Bank covering at least a three-year period.  At the next Board meeting following receipt of the Assistant Deputy Comptroller’s written determination of supervisory nonobjection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall immediately implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:

(a)	specific plans for the maintenance of adequate capital, which may in no event be less than the requirements of Paragraph (1);

(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and offbalance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;

2Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure used for Call Report purposes minus end-of-quarter intangible assets.

(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available.

(3)	The Bank may declare a dividend only:

(a)           when the Bank is in compliance with its approved Capital Plan;

(b)           when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)           with the prior written approval of the Assistant Deputy Comptroller.

(4)          The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or requested by the Assistant Deputy Comptroller.  Revisions to the Bank’s Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

(5)          If the Bank fails to submit an acceptable Capital Plan as required by Paragraph (2) of this Article, fails to implement or adhere to a Capital Plan for which the Assistant Deputy Comptroller has taken no supervisory objection, or fails to achieve and maintain the minimum capital ratios as required by Paragraph (1) of this Article, then in the sole discretion of the OCC, the Bank shall, upon direction of the OCC, within sixty (60) days develop and shall submit to the OCC for its review and prior determination of no supervisory objection a capital contingency plan, which shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.  After the OCC has advised the Bank that it does not take supervisory objection to the capital contingency plan, the Board shall immediately implement, and shall thereafter ensure adherence to, the terms of the contingency plan.  Failure to submit a timely, acceptable contingency plan may be deemed a violation of this Agreement, in the exercise of the OCC’s sole discretion.

Article VI

CRITICIZED ASSETS

(1)          The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the most recent Report of Examination, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2)          Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement, and thereafter ensure adherence to a written program designed to reduce the level of criticized assets to a level deemed satisfactory.

(3)          A copy of the Board’s program shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

(4)          The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5)          The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds two hundred fifty thousand dollars ($250,000);

(b)	management’s adherence to the program adopted pursuant to this Article;

(c)	the status and effectiveness of the written program; and

(d)	the need to revise the program or take alternative action.

(6)          A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

Article VII

LIQUIDITY MANAGEMENT

(1)          Within sixty (60) days, the Board shall develop and implement an asset liquidity enhancement plan designed to increase the amount of asset liquidity maintained by the Bank.  Among other things, the plan shall include the timeline and means by which the Bank will lower and thereafter maintain its loan to deposit ratio (net of brokered deposits) to no greater than 85%.

(2)          A copy of the Board’s asset liquidity enhancement plan shall be submitted to the Assistant Deputy Comptroller for review and prior determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the plan.

(3)          The Board or a designated committee comprised of Board members shall review the Bank’s liquidity on a monthly basis.  Such reviews shall consider:

(a)	a maturity schedule of certificates of deposit, including large uninsured deposits;

(b)	the volatility of demand deposits including escrow deposits;

(c)	the amount and type of loan commitments and standby letters of credit;

(d)	an analysis of the continuing availability and volatility of present funding sources;

(e)	an analysis of the impact of decreased cash flow from the Bank’s loan portfolio resulting from delinquent and non-performing loans; and

(f)	an analysis of the impact of decreased cash flow from the sale of loans or loan participations.

(4)          The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank’s needs.  Monthly reports shall set forth minimum liquidity requirements and sources.  Copies of these reports shall be forwarded monthly to the Assistant Deputy Comptroller.

Article VIII

PROFIT PLAN

(1)          Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank.  This plan shall include, at minimum, the following elements:

(a)	identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;

(b)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(c)	a budget review process to monitor the Bank’s income and expenses, and to compare actual figures with budgetary projections; and

(d)	a description of the operating assumptions that form the basis for major projected income and expense components.

(2)          The budgets and related documents required in Paragraph (1) above for year 2010 shall be submitted to the Assistant Deputy Comptroller upon completion.  The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in Paragraph (1) above for each year this Agreement remains in effect. The budget for each year shall be submitted on or before December 31st of the preceding year.

(3)          The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(4)          The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

Article IX

CLOSING

(1)          Although the Bank, through its Board, is required to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank, as well as compliance with all of the provisions contained in this Agreement.

(2)          It is hereby agreed that the provisions of this Agreement constitute a settlement of the matters described herein.  The Comptroller agrees not to institute proceedings against the Bank for any violations of the FTC Act, or any unsafe or unsound practices, in connection with its relationship with Giact and any Giact-referred merchants (including, but not limited to, the thirteen merchants listed in Article III, paragraph (3)(a) of this Agreement), unless such acts, omissions, or violations reoccur.

(3)          Subject only to paragraph (2) of this Article, it is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(4)          Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement, unless otherwise specified.  For the purposes of this Agreement, “days” shall mean calendar days.

(5)          The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(6)          In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by the Bank management of such actions directed by the Board to be taken under the terms of the Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any noncompliance with such actions.

(7)          Nothing in this Agreement is, or is intended to constitute, any finding or conclusion as to any action taken by the Bank.  By entering into this Agreement, the Bank does not admit or deny any fact, finding, conclusion, issue of law, or violation of law; nor shall compliance with this Agreement constitute or be construed as an admission or denial by the Bank as to any fact, finding, conclusion, issue of law, or violation of law.  The Agreement by the Bank to institute a practice pursuant to this Agreement does not constitute an admission or denial that the Bank’s practice was otherwise prior to the date of the Agreement.

(8)          The Bank entered into a Consent Cease and Desist Order dated July 9, 2008 (“July 2008 Order”).  This Agreement replaces the July 2008 Order in its entirety and therefore, the July 2008 Order is hereby terminated.

(9)          This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Gil Barker	April 15, 2010
Gil Barker
Deputy Comptroller
Southern District

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Patrick Adams	April 15, 2010
Patrick Adams	Date

/s/ Stanley E. Allred	April 15, 2010
Stanley E. Allred	Date

/s/ Dan R. Basso	April 15, 2010
Dan R. Basso	Date

/s/ Frankie Basso	April 15, 2010
Frankie Basso	Date

/s/ David W. Carstens	April 15, 2010
David W. Carstens	Date

/s/ Ron Denheyer	April 15, 2010
Ron Denheyer	Date

/s/ Patrick Howard	April 15, 2010
Patrick Howard	Date

/s/ Steven Jones	April 15, 2010
Steven Jones	Date

/s/ Eric Langford	April 15, 2010
Eric Langford	Date

/s/ Steven M. Lugar	April 15, 2010
Steven M. Lugar	Date

/s/ Charles M. Mapes III	April 15, 2010
Charles M. Mapes III	Date

/s/ Thomas McDougal	April 15, 2010
Thomas McDougal	Date

/s/ Cyvia Noble	April 15, 2010
Cyvia Noble	Date

/s/ Anthony V. Pusateri	April 15, 2010
Anthony V. Pusateri	Date

/s/ Gordon R. Youngblood	April 15, 2010
Gordon R. Youngblood	Date

AA-EC-09-103